Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 23, 2004, except for Notes 1, and 5, as to which the date is November 24, 2004, in the Registration Statement on Form S-4 and related Prospectus of CasaBlanca Resorts for the registration of $125,000,000 of 9% Senior Secured Notes due 2012 and $66,000,000 at maturity ($39,911,520 in gross proceeds) of 12.75% Senior Subordinated Discount Notes due 2013.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 4, 2005